Exhibit 21.1

SUBSIDIARIES OF THE REGISTRANT

Name of Subsidiary	State/Country of Incorporation/Organization
Skechers U.S.A., Inc. II	Delaware
Skechers By Mail, Inc.	Delaware
310 Global Brands, Inc.	Delaware
Skechers USA Ltd.	England
Skechers USA Canada Inc.	Canada
Skechers USA Iberia, S.L.	Spain
Skechers USA Deutschland GmbH	Germany
Skechers USA France SAS	France
Skechers EDC SPRL	Belgium
Skechers USA Benelux B.V	Netherlands
Skechers USA Italia S.r.l	Italy
Skechers S.a.r.l.	Switzerland
Skechers Footwear (Dongguan) Co., Ltd.	China
Skechers Holdings Jersey Limited	Jersey
Skechers USA Mauritius 10	Mauritius
Skechers USA Mauritius 90	Mauritius
Skechers China Business Trust	China
Skechers Holdings Mauritius	Mauritius
Skechers Do Brasil Calcados LTDA	Brazil
Skechers Japan GK	Japan
Comercializadora Skechers Chile Limitada	Chile
Skechers USA Portugal Unipessoal Limitada	Portugal
Skechers International	Jersey
Skechers International II	Jersey
Skechers Collection, LLC	California
Skechers Sport, LLC	California
Yale Investments, LLC	Delaware
Duncan Investments, LLC	California
Sepulveda Blvd. Properties, LLC	California
SKX Illinois, LLC	Illinois
Skechers R.B., LLC	Delaware
Skechers Singapore Pte. Limited	Singapore
Skechers (Thailand) Limited	Thailand
Skechers Malaysia Sdn. Bhd.	Malaysia
Skechers Trading (Shanghai) Co. Ltd.	China
Skechers China Limited	Hong Kong
Skechers Hong Kong Limited	Hong Kong
Skechers Guangzhou Co., Ltd.	China
Skechers Southeast Asia Limited	Hong Kong
Skechers Macau Limited	Macau
HF Logistics-SKX, LLC	Delaware
HF Logistics-SKX T1, LLC	Delaware
HF Logistics-SKX T2, LLC	Delaware